Exhibit 99.1

Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX SALES GROW FOR 7TH CONSECUTIVE QUARTER;
ADVANCED PRODUCT SALES UP 33% YEAR-OVER-YEAR

SAN JOSE, CA, July 26, 2017-- Xilinx, Inc. (Nasdaq: XLNX) today announced sales of $615 million for the first quarter fiscal 2018, up 1% from the prior quarter and up 7% from the first quarter of the prior fiscal year. This marks the seventh consecutive quarter of sales increase for the Company. June quarter net income was $167 million, or $0.63 per diluted share.

The Xilinx Board of Directors declared a quarterly cash dividend of $0.35 per outstanding share of common stock payable on August 30, 2017 to all stockholders of record at the close of business on August 10, 2017.

Additional June quarter comparisons are represented in the charts below:

GAAP Results
(In millions, except EPS)

	Q1 FY 2018	Q4 FY 2017	Q1 FY 2017	Q-T-Q	Y-T-Y
Net revenues	$615	$609	$575	1%	7%
Operating income	$180	$173	$186	4%	-3%
Net income	$167	$153	$163	9%	3%
Diluted earnings per share	$0.63	$0.57	$0.61	11%	3%

“Our focused investment in software, integration and technology leadership has driven a fundamental transformation, allowing Xilinx to expand from a supplier of FPGAs to an innovator of All Programmable devices and programming models,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “We continue to consistently execute across the board-in engineering, operations and sales while maintaining robust profitability and cash generation. Growth from Advanced Products continues to be solid, increasing 33% from the same quarter a year ago. Sales from the 28nm, 20nm and 16nm technology nodes increased during the quarter driven by multi-market strength.”

Net Revenues by Geography:

	Percentages			Growth Rates
	Q1 FY 2018	Q4 FY 2017	Q1 FY 2017	Q-T-Q	Y-T-Y
North America	29%	31%	32%	-7%	-6%
Asia Pacific	43%	42%	40%	5%	16%
Europe	19%	19%	19%	1%	9%
Japan	9%	8%	9%	12%	9%

Net Revenues by End Market:

	Percentages			Growth Rates
	Q1 FY 2018	Q4 FY 2017	Q1 FY 2017	Q-T-Q	Y-T-Y
Communications & Data Center	41%	41%	44%	1%	-1%
Industrial, Aerospace & Defense	42%	43%	39%	0%	17%
Broadcast, Consumer & Automotive	17%	16%	17%	3%	6%

Net Revenues by Product:

	Percentages			Growth Rates
	Q1 FY 2018	Q4 FY 2017	Q1 FY 2017	Q-T-Q	Y-T-Y
Advanced Products	52%	49%	42%	8%	33%
Core Products	48%	51%	58%	-6%	-12%

Products are classified as follows:

Advanced Products: UltraScale+, Ultrascale and 7-series products.
Core Products: Virtex-6, Spartan-6, Virtex-5, CoolRunner-II, Virtex-4, Virtex-II, Spartan-3, Spartan-2, XC9500 products, configuration solutions, software & support/services.

Key Statistics:
(Dollars in millions)

	Q1 FY 2018	Q4 FY 2017	Q1 FY 2017

Annual Return on Equity (%)*	27	24	25

Operating Cash Flow	$191	$306	$339

Depreciation Expense	$11	$12	$12

Capital Expenditures	$10	$20	$21

Combined Inventory Days	111	121	117

Revenue Turns (%)	42	44	50

*Return on equity calculation: Annualized net income/average stockholders’ equity

Product and Financial Highlights

•
The Company continues to experience strong growth in its 16nm Ultrascale+ product families driven by Zynq and Virtex. We are now shipping to over 530 customers, a significant increase from the prior quarter. Additionally, the disruptive RFSoC product family is now sampling to multiple customers. This product family provides a 50-75% power and footprint reduction for 5G, cable and wireless backhaul applications. In addition to RF-class technology and multi-core processing devices, Xilinx is expanding its 16nm Ultrascale+ family with integrated High-Bandwidth Memory.

•
Xilinx’s 28nm product family set a new PLD industry sales record during the quarter. Introduced in 2011, the 28nm node is the broadest product family ever offered by Xilinx. With exceptional execution and leadership products, this node is driving success across multi-markets as well as a much longer and more profitable sales ramp than any product in Xilinx’s history.

•
Baidu, a Chinese web services Company, deployed Xilinx FPGA-based application acceleration services in their public cloud.  The Baidu FPGA Cloud Server, a new service in Baidu Cloud, features highly efficient Xilinx FPGAs, tools, and the software needed to develop and deploy hardware-accelerated data center applications such as machine learning and data security.

•
During the quarter, the company issued $750 million of fixed rate debt at a rate of 2.95% with a seven year term. Xilinx redeemed the remaining balance of $458 million on its convertible debt on June 15, 2017.

Business Outlook - September Quarter Fiscal 2018

•	Sales are expected to be approximately $605 - $635 million.

•	Gross margin is expected to be 69% to 71%.

•	Operating expenses are expected to be approximately $253 million including $1 million of amortization of acquisition-related intangibles.
•Other income is expected to be approximately $4 million.

•	September quarter tax rate is expected to be approximately 10-14%.

Conference Call

A conference call will be held today at 2:00 p.m. Pacific Time to discuss the June quarter financial results and management's outlook for the September quarter. The webcast and subsequent replay will be available in the investor relations section of the Company's web site at www.investor.xilinx.com. A telephonic replay of the call may be accessed later in the day by calling (855) 859-2056 and referencing confirmation code 34053296. The telephonic replay will be available for two weeks following the live call.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Such forward looking statements include, but are not limited to, statements related to the semiconductor market, the growth and acceptance of our products, expected revenue growth, the demand and growth in the markets we serve, opportunity for expansion into new markets, and our expectations regarding our business outlook for the September quarter of fiscal 2018. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including customer acceptance of our new products, current global economic conditions, the health of our customers and the end markets in which they participate, our ability to forecast end customer demand, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, costs and liabilities associated with current and future litigation, and other risk factors listed in our most recent Forms 10-Q and 10-K.

About Xilinx

Xilinx is the leading provider of All Programmable FPGAs, SoCs, MPSoCs, and 3D ICs. Xilinx uniquely enables applications that are both software defined and hardware optimized - powering industry advancements in Cloud Computing, Embedded Vision, Industrial IoT, and 5G Wireless. For more information, visit www.xilinx.com.

#1719F

Xilinx, the Xilinx logo, Artix, ISE, Kintex, Spartan, Virtex, Zynq, Vivado, and other designated brands included herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.

XLNX-F

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)
	Three Months Ended
	July 1, 2017	April 1, 2017	July 2, 2016
Net revenues	$615,446	$609,452	$574,981
Cost of revenues	192,095	185,811	168,297
Gross margin	423,351	423,641	406,684
Operating expenses:
Research and development	153,051	164,256	136,125
Selling, general and administrative	89,175	84,797	83,110
Amortization of acquisition-related intangibles	705	1,184	1,244
Total operating expenses	242,931	250,237	220,479
Operating income	180,420	173,404	186,205
Interest and other income (expense), net	1,839	(2,184)	(4,587)
Income before income taxes	182,259	171,220	181,618
Provision for income taxes	15,014	17,795	18,569
Net income	$167,245	$153,425	$163,049
Net income per common share:
Basic	$0.67	$0.62	$0.64
Diluted	$0.63	$0.57	$0.61
Cash dividends per common share	$0.35	$0.33	$0.33
Shares used in per share calculations:
Basic	247,911	249,014	252,901
Diluted	265,797	267,157	266,206

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	July 1, 2017	April 1, 2017
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$3,647,562	$3,321,457
Accounts receivable, net	268,257	243,915
Inventories	215,210	227,033
Other current assets	96,879	87,711
Total current assets	4,227,908	3,880,116
Net property, plant and equipment	303,210	303,825
Long-term investments	106,862	116,288
Other assets	449,082	440,303
Total Assets	$5,087,062	$4,740,532

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$396,083	$386,301
Deferred income on shipments to distributors	43,750	54,567
Current portion of long-term debt	—	456,328
Total current liabilities	439,833	897,196
Long-term debt	1,737,410	995,247
Deferred tax liabilities	346,566	317,639
Other long-term liabilities	24,986	21,411
Temporary equity	—	1,406
Stockholders' equity	2,538,267	2,507,633
Total Liabilities and Stockholders' Equity	$5,087,062	$4,740,532

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)
	Three Months Ended
	July 1, 2017	April 1, 2017	July 2, 2016
SELECTED CASH FLOW INFORMATION:
Depreciation	$11,232	$11,506	$11,625
Amortization	3,729	4,602	3,713
Stock-based compensation	32,036	32,785	29,404
Net cash provided by operating activities	190,908	306,318	338,636
Purchases of property, plant and equipment	9,926	20,226	20,637
Payment of dividends to stockholders	87,303	81,809	83,599
Repurchases of common stock	67,062	108,062	100,154
Proceeds from issuance of common stock
to employees, net of withholding taxes	1,070	22,804	11,297

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$2,150	$2,020	$2,119
Research and development	17,466	18,019	15,120
Selling, general and administrative	12,420	12,746	12,165